UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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HMS HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HMS HOLDINGS CORP.
401 Park Avenue South
New York, New York 10016

Notice of Annual Meeting of Shareholders to be held June 3, 2005

     The Annual Meeting of Shareholders (the Meeting) of HMS Holdings Corp. will be held at our offices located at 401 Park Avenue South, New York, New York, on June 3, 2005 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

  To elect one director to serve a one-year term expiring at the annual meeting in 2006 and four directors to serve for two-year terms expiring at the annual meeting in 2007 and until their successors are elected and qualified;
  To consider and take action on the ratification of the selection of KPMG LLP as our independent certified public accountants for fiscal year 2005; and
  To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 15, 2005 will be entitled to receive notice of and to vote at the Meeting and at any adjournments of the Meeting.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date, and return the enclosed form of proxy in the accompanying postage-prepaid envelope. It is important that your shares be represented at the Meeting by virtue of your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and to avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

Sincerely,

William F. Miller III Chairman of the Board of Directors

May 4, 2005

HMS HOLDINGS CORP.
401 Park Avenue South
New York, New York 10016

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held June 3, 2005

GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of HMS Holdings Corp., a New York corporation, in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Shareholders. The Meeting is scheduled to be held on Friday, June 3, 2005, at 10:00 a.m., Eastern Daylight Time, at our offices located at 401 Park Avenue South, New York, New York. We anticipate that this Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about May 4, 2005.

     At the Meeting, shareholders will be asked to vote upon: (1) the election of five directors; (2) the ratification of the selection of independent certified public accountants for fiscal year 2005; and (3) such other business as may properly come before the Meeting and at any adjournments thereof.

Voting Rights and Votes Required

     The close of business on April 15, 2005 has been fixed as the Record Date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, we had outstanding and entitled to vote 19,823,117 shares of Common Stock, par value $0.01 per share. Because many shareholders cannot attend the Meeting in person, it is necessary that a large number be represented by proxy. Shareholders have a choice of voting over the Internet, by using a toll-free number or by completing a proxy card and mailing it in the postage-paid envelope provided. Shareholders should refer to their proxy card or the information forwarded by their bank, broker or other holder of record to see which voting options are available to them. Shareholders should be aware that if they vote over the Internet, they may incur costs such as telephone and Internet access charges for which they will be responsible. The Internet and telephone voting facilities for shareholders will close at 11:59 p.m. Eastern Daylight Time on June 2, 2005. Other deadlines may apply to shareholders whose stock is held of record by a bank, a broker or other holder of record.

     A majority of the shares of Common Stock entitled to vote at the Meeting must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

     Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The five candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote at the meeting will be required to ratify the selection of our independent certified public accountants. Abstentions and broker nonvotes will count for quorum purposes. Abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the proposal to ratify the selection of independent certified public accountants.

Voting of Proxies

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under “Election of Directors” and FOR the ratification of the selection of independent certified public accountants.

Revocation of Proxies

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by: (i) written notice to our Secretary, (ii) timely notice of a properly executed proxy bearing a later date delivered to us, or (iii) voting in person at the Meeting.

Solicitation of Proxies

     We will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation materials regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the materials being forwarded to shareholders of record and certain other beneficial owners of Common Stock by our officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

     Mellon Investor Services LLC has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

MATTERS SUBJECT TO SHAREHOLDER VOTE

1. ELECTION OF DIRECTORS

     Pursuant to our by-laws, our Board of Directors is currently divided into two classes, with one class standing for election each year for two-year terms. The terms of four directors will expire at the Meeting and one additional director is nominated. New York law requires that all classes of directors be as nearly equal in number as possible. Accordingly, the terms of four of the five nominees listed below, if elected at the Meeting, will expire at the 2007 annual meeting, and the term of one of the nominees listed below, if elected at the Meeting, will expire at the 2006 annual meeting. The terms of the other current directors listed below will expire at the 2006 annual meeting.

     The four persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 2007 annual meeting are William F. Miller III, William W. Neal, Ellen A. Rudnick, and Richard H. Stowe. The one person designated by the Board of Directors as a nominee for election as a director with a term expiring at the 2006 annual meeting is Robert M. Holster.

     Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the five nominees, with one nominee to serve for a one-year term expiring at the 2006 annual meeting and four nominees to serve for two-year terms expiring at the 2007 annual meeting, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

Name	Position with the Company or Principal Occupation	Served as Director from

Nominees for directors for two-year terms ending in 2007:
William F. Miller III	Our Chairman.	2000
William W. Neal	Private Investor.	1989
Ellen A. Rudnick	Executive Director, Michael P. Polsky Entrepreneurship Center, University of Chicago Graduate School of Business.	1997
Richard H. Stowe	Private Investor. Senior Advisor to Capital Counsel LLC, an asset management firm.	1989

Nominee for director for one-year term ending in 2006:
Robert M. Holster	Our Chief Executive Officer.

Name	Position with the Company or Principal Occupation	Served as Director from

Directors continuing in office until 2006:
Randolph G. Brown	Private Investor. Formerly Chairman and Chief Executive Officer of One Inc., a surgery center management company.	1998
James T. Kelly	Private Investor. Formerly Chairman of the Board and Chief Executive Officer of Lincare Holdings, Inc., a provider of oxygen and respiratory therapy services to patients in the home.	2001
Galen D. Powers	Senior Founder of Powers, Pyles, Sutter & Verville, P.C., a healthcare law firm; Director of MedCath, which owns and operates acute care hospitals that specialize in cardiovascular disease.	1992

Executive Officers and Directors

     Certain information is set forth below with respect to our executive officers and directors as of April 15, 2005:

Name	Position

William F. Miller III	Chairman and Chief Executive Officer
Robert M. Holster	President and Chief Operating Officer
William C. Lucia	President, Health Management Systems, Inc.
Thomas G. Archbold	Chief Financial Officer
Randolph G. Brown (1)	Director
James T. Kelly (1) (2)	Director
William W. Neal (2)	Director
Galen D. Powers (3)	Director
Ellen A. Rudnick (3)	Director
Richard H. Stowe (1) (2) (3)	Director

As of April 15, 2005, Board Committee membership was as follows:

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Compliance Committee

William F. Miller III, 55, Chairman, joined us in October of 2000 as Chief Executive Officer and director. On December 14, 2000, Mr. Miller was elected Chairman of the Board. From 1983 through 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a leading national healthcare services firm focused on the provision of emergency physician medical services. From 1980 through 1983, Mr. Miller served as Administrator/Chief Operating Officer of Vail Mountain Medical. Prior to 1980, Mr. Miller served in various management positions as CFO, and CEO of various investor owned hospital facilities. Mr. Miller is currently a director of Lincare Holdings, Inc. and AMN Healthcare, Inc.

Robert M. Holster, 58, re-joined us in April of 2001 as President and Chief Operating Officer, and was appointed our Chief Executive Officer effective May 1, 2005. From 1993 through 1998, Mr. Holster served as President and Chief Executive Officer of HHL Financial Services, Inc., at the time one of the nation’s largest healthcare accounts receivable management companies. From 1998 to 2000, Mr. Holster served as Trustee of the HHL Trust. Previously, Mr. Holster served as our Executive Vice President from 1982 through 1993 and as one of our directors from 1989 through 1996. Prior to 1982, Mr. Holster served in a number of executive positions including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc. Mr. Holster is currently a director of Hi-Tech Pharmacal, Inc. and Varsity Group Inc.

William C. Lucia, 47, appointed President and Chief Operating Officer effective May 1, 2005, joined us in 1996. Mr. Lucia has held several positions with us including: President, Health Management Systems, Inc. subsidiary, 2002 to 2005; President, Payor Services Division, 2001 to 2002; Vice President and General Manager, Payor Services Division, 2000 to 2001; Vice President, Business Office Services, 1999 to 2000; Chief Operating Officer of Quality Medical Adjudication, Incorporated (QMA) (formerly a wholly-owned subsidiary of ours) and Vice President of West Coast Operations, 1998 to 1999; Vice President and General Manager of QMA, 1997 to 1998; and Director of Information Systems for QMA, 1996 to 1997. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow, Life Management Institute (LOMA).

Thomas G. Archbold, 45, was appointed our Chief Financial Officer on January 12, 2005. Previously, Mr. Archbold served as Interim Chief Financial Officer since April 2004 and had joined us in August 2002 as Vice President of Finance and Controller. Prior to joining us, from 1999 through 2001, he was Chief Financial Officer of Langer Inc., a publicly traded healthcare device manufacturer, and served as the Controller of several manufacturing companies. He was in the audit practice of Ernst & Young LLP for more than nine years, including four years as a Senior Manager.

Randolph G. Brown, 62, has served as a director since 1998. Mr. Brown is a private investor who formerly served as Chairman and Chief Executive Officer of One-Inc., a developer and manager of refractive and cataract surgery centers in New York, from August of 1999 until he sold the business in October 2001. Previously, Mr. Brown had been an independent business consultant since November 1996, principally as a venture partner with Morgenthaler Venture

Partners. From July 1987 through October 1996, Mr. Brown served in various senior executive positions, including Chairman, President and Chief Executive Officer for Medaphis Corporation, a provider of accounts receivable management services to hospital-affiliated physicians and hospitals. From 1978 to 1987, Mr. Brown served in various management positions with Humana Inc., at that time a provider of integrated healthcare delivery services.

James T. Kelly, 58, has served as a director since December 2001. Mr. Kelly is a private investor who formerly served as the Chief Executive Officer of Lincare Holdings, Inc., one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home, from 1986 through 1996, and served as Chairman of the Board from 1994 through 2000. Prior to becoming Lincare's Chief Executive Officer, Mr. Kelly served in a number of positions within the Mining and Metals Division of Union Carbide Corporation. Mr. Kelly is currently a director of American Dental Partners, Inc. and several private companies.

William W. Neal, 73, has served as a director since 1989. Mr. Neal is a private investor. Mr. Neal formerly served as Managing Principal of Piedmont Venture Partners from 1996 to 2001. From 1989 to 1996, he served as Chief Executive Officer of Broadway and Seymour, a company that provided software and computer systems to the banking industry. From 1985 through July 1989, he was a general partner of Welsh, Carson, Anderson & Stowe (WCAS), an investment firm. Mr. Neal was Senior Vice President, Marketing of Automated Data Processing, Inc. (ADP) from 1984 to 1985 and a Group President of ADP from 1978 to 1984. He served as a director of ADP from 1982 to 1985.

Galen D. Powers, 68, has served as a director since 1992. Mr. Powers is the Senior Founder of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, which he founded in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the President of the American Health Lawyers Association. Mr. Powers is currently a director of MedCath, Inc., which owns and operates acute care hospitals that specialize in cardiovascular disease, and a number of private companies in the healthcare field.

Ellen A. Rudnick, 54, has served as a director since 1997. Ms. Rudnick is an Executive Director and Clinical Professor of the Michael P. Polsky Entrepreneurship Center, University of Chicago Graduate School of Business. She also served as Chairman of CEO Advisors, Inc., a privately held consulting firm through 2003. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. (HCIA) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. She also serves on the Boards of Liberty Mutual Insurance Company and Patterson Companies.

Richard H. Stowe, 61, has served as a director since 1989. Mr. Stowe is a private investor and Senior Advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of WCAS. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of MedQuist, Inc., a provider of medical record transcription services.

Directors’ Fees

     We pay non-employee directors $2,500 quarterly and $1,500 for each special Board of Directors or committee meeting that they attend, and reimburse them for expenses incurred in attending those meetings.

Committees and Meetings of the Board of Directors

     The Board of Directors is composed of a majority of independent directors (as independence is defined in the rules of The NASDAQ National Market). The Board of Directors held five meetings during fiscal year 2004. Each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

     We do not have a policy with regard to directors’ attendance at annual meetings. One director attended our 2004 Annual Meeting.

     The committees of the Board of Directors consist of an Audit Committee, a Compensation Committee and a Compliance Committee. Prior to March 3, 2004, the Audit and Compliance Committees were joined as one committee. The joined committee held one meeting in fiscal year 2004 before the committee was split. The charters of all Board Committees, the Company’s Code of Ethics and Code of Conduct for Designated Senior Financial Managers are available on our website at www.hmsholdings.com.

     Audit Committee. The Audit Committee currently consists of Messrs. Brown (Chairman), Kelly and Stowe. The Board has determined that all members of the Audit Committee are independent directors under the rules of The NASDAQ National Market and that each of them is able to read and understand fundamental financial statements. The Board has determined that Mr. Brown qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the SEC) and that he is independent of management, as such term is defined in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

     The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements. The responsibilities of the Audit Committee include appointing the independent accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to us by our independent accountants. The Audit Committee also approves the compensation of our independent accountants. The Audit Committee held five meetings during fiscal year 2004.

     Compensation Committee. The Compensation Committee reviews and recommends the compensation and bonuses of our executives. The Compensation Committee also administers our 1999 Long-Term Incentive Stock Plan and 1995 Non-Employee Director Stock Option Plan. The Compensation Committee is comprised of Messrs. Stowe (Chairman), Kelly and Neal. The Compensation Committee held one meeting during fiscal year 2004. The Board has determined that all members of the Compensation Committee are independent directors under the rules of The NASDAQ National Market.

     Compliance Committee. The Compliance Committee consists of Mr. Powers (Chairman), Ms. Rudnick and Mr. Stowe. The purpose of the Compliance Committee is to oversee the operation of the Corporation’s Corporate Compliance Program providing for adherence to health care related laws, regulations, and guidance. The Compliance Committee held three meetings during fiscal year 2004.

Director Nominations

     The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board of Directors has determined that it was appropriate not to have a nominating committee because of the relatively small size of the Board of Directors and the fact that the Board already has three committees comprised solely of independent directors. The entire Board of Directors, upon the recommendation of a majority of the independent directors (as independence is defined in the rules of The NASDAQ National Market), selects the nominees for election to the Board.

     Criteria for Nomination to the Board. In evaluating director candidates, regardless of the source of the nomination, the Board of Directors will consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Board of Directors has not established specific minimum qualifications in this connection. No formal policy has been established for the consideration of candidates recommended by shareholders, given the historically small number of shareholder recommendations received in the past. The Board of Directors does not believe the lack of such a policy would materially affect its willingness to consider a suitable candidate recommended by shareholders.

     Process for Identifying and Evaluating Nominees. The independent directors initiate the process for identifying and evaluating nominees to the Board of Directors by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from all members of the Board of Directors and, if appropriate, a third-party search firm. The independent directors evaluate these candidates by reviewing their biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one independent director. Appropriate candidates meet with all the independent directors, and using the input from such interviews and the information obtained by them, the independent directors evaluate which of the prospective candidates is qualified to serve as a director and whether they should recommend to the Board of Directors that the Board nominate, or elect to fill a vacancy, these final prospective candidates. Candidates recommended by the independent directors are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Special Committee

     In late January 2003, we received a subpoena issued under the Health Insurance Portability and Accountability Act of 1996 from the United States Attorney’s Office for the Southern District of New York. The subpoena sought the production of certain documents from January 1982 to present relating to medical reimbursement claims submitted by us to Medicare, Medicaid, and other federal healthcare programs, particularly on behalf of a significant client of Accordis Inc.

     On January 30, 2003, the Board of Directors formed a Special Committee, consisting of Messrs. Stowe (Chairman), Kelly and Brown to supervise our response to the Department of Justice, supervise our defense during the course of the investigation and to conduct such investigations, with counsel, as the committee may deem necessary.

     In April 2004, we reached an agreement with the United States Attorney’s Office for the Southern District of New York to settle certain matters raised in the course of the United States Attorney’s investigation. In August 2004, we entered into a Stipulation and Order of Settlement and Dismissal Agreement and paid the United States government $1.35 million to settle this matter. At the same time, the qui tam lawsuit against us that was the basis of the government’s investigation was dismissed. As part of the settlement agreement, we entered into a Compliance Agreement with the Office of the Inspector General for the Department of Health and Human Services. The Compliance Agreement covers a three-year period and principally requires us to continue our existing compliance program and to make annual filings certifying compliance.

     We recorded a charge of $1.7 million in the quarter ended March 31, 2004 to reflect the settlement and related legal and other expenses. During the quarter ended September 30, 2004, all amounts due under the settlement agreement were paid.

Code of Ethics

     We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer and principal financial officer) and directors. The Code of Business Conduct and Ethics is posted on our website at www.hmsholdings.com and can also be obtained free of charge by sending a request to our Secretary at 401 Park Avenue South, New York, New York 10016. Any changes to or waivers under the Code of Business Conduct and Ethics as it relates to our principal executive officer, principal financial officer, controller or persons performing similar functions must be approved by our Board of Directors and will be disclosed in a current Report on Form 8-K within five business days of the change or waiver.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) and the rules issued thereunder, our executive officers and directors are required to file with the SEC and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to us. Based solely on review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal year 2004, all of our executive officers and directors complied with the requirements of Section 16(a), with one exception. Thomas G. Archbold was appointed Interim Chief Financial Officer on April 22, 2004; his initial Form 3 was filed late.

Additional information regarding compensation of executive officers and directors is provided on pages 14 through 23 of this Proxy Statement.

2. RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected, subject to ratification by shareholders, KPMG LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal year 2005. KPMG LLP has audited our consolidated financial statements and the financial statements of our predecessor since 1981.

     We expect representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

Fees of Independent Certified Public Accountants

     Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services are required to be approved by the Audit Committee and all services were approved by the Audit Committee prior to the services being performed by the auditors.

     During fiscal years 2004 and 2003, fees in connection with services rendered by KPMG LLP, the Company’s independent auditors, were as follows:

	2004	2003

Audit fees	$541,100	$213,000
Audit related fees	31,500	20,500
Tax fees	–	–
All other fees	–	–

Total fees	$572,600	$233,500

     Audit fees are those fees for professional services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2004 and 2003 and the review of our quarterly condensed consolidated financial statements on Form 10-Q. Audit related fees consisted of services rendered in connection with employee benefit plan audits.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2005.

ADDITIONAL INFORMATION

Stock Ownership

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2005 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group. Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

Name	Amount	Percentage
AMVESCAP PLC (a) 11 Devonshire Square London EC2M 4YR England	2,886,200	14.6
Babson Capital Management LLC (b) One Memorial Drive Cambridge, MA 02142-1300	1,496,582	7.6
Wells Fargo & Company (c) 420 Montgomery Street San Francisco, CA 94104	1,361,446	6.9
Dimensional Fund Advisors Inc. (d) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	1,169,185	5.9
William F. Miller III (e)	1,620,762	7.8
Robert M. Holster (f)	1,059,977	5.1
William C. Lucia (g)	312,528	1.6
Thomas G. Archbold (h)	46,732	*
Randolph G. Brown (i)	161,000	*
James T. Kelly (j)	290,000	1.4
William W. Neal (k)	159,670	*
Galen D. Powers (l)	127,685	*
Ellen A. Rudnick (m)	121,500	*
Richard H. Stowe (n)	183,187	*
All executive officers and directors as a group (10 persons)(o)	4,083,041	17.8

* denotes percentage of ownership is less than 1%.

(a) The number of shares of Common Stock beneficially owned is based upon information on a Schedule 13G filed by AMVESCAP PLC with the SEC as of December 31, 2004. Such shares are held by the following entities in the respective amounts listed: AIM Advisors, Inc. 2,418,000; AIM Capital Management, Inc. 231,200; INVESCO Institutional (N.A.), Inc. 237,000.

(b) The number of shares of Common Stock beneficially owned is based upon information on a Schedule 13G filed by Babson Capital Management LLC with the SEC as of December 31, 2004.

(c) The number of shares of Common Stock beneficially owned is based upon information on a Schedule 13G/A filed by Wells Fargo & Company with the SEC as of December 31, 2004.

(d) According to its Schedule 13G/A for the year ended December 31, 2004, Dimensional Fund Advisors Inc. is a registered investment advisor which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. The shares of Common Stock are owned by these funds.

(e) Includes outstanding options to purchase 1,016,667 shares (75,000 of which are held in trust by members of the family of Mr. Miller, as to which Mr. Miller disclaims beneficial ownership) of Common Stock that are currently exercisable or will become exercisable before May 30, 2005. Also includes 6,000 shares of Common Stock owned by members of the family of Mr. Miller, as to which Mr. Miller disclaims beneficial ownership.

(f) Includes outstanding options to purchase 966,667 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005. Also includes 35,996 shares of Common Stock owned by members of the family of Mr. Holster, as to which Mr. Holster disclaims beneficial ownership.

(g) Includes outstanding options to purchase 305,834 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005.

(h) Includes outstanding options to purchase 38,335 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005.

(i) Includes outstanding options to purchase 161,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005.

(j) Includes outstanding options to purchase 270,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005. Also includes 20,000 shares of Common Stock owned by members of the family of Mr. Kelly, as to which Mr. Kelly disclaims beneficial ownership.

(k) Includes 55,979 shares of Common Stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 99,250 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005, 85,000 of which are held by a family member, as to which Mr. Neal disclaims beneficial ownership.

(l) Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase

122,250 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005.

(m) Includes outstanding options to purchase 118,500 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005.

(n) Includes 2,250 shares of Common Stock owned by members of the family of Mr. Stowe, as to which Mr. Stowe disclaims beneficial ownership. Also includes outstanding options to purchase 133,625 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005.

(o) Includes outstanding options to purchase 3,232,128 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2005.

Executive Compensation

Summary Compensation Table

     The following table sets forth the cash and non-cash compensation for the three years ended December 31, 2004 awarded to or earned by our Chief Executive Officer and by each of our other three most highly compensated executive officers. We only have three other executive officers.

		Annual Compensation				Long-Term Compensation Awards Securities Underlying Options

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)		Other Annual Compensation($)		All Other Compensation($) (a)

William F. Miller III (b)	2004	$400,000	$178,400		$–	–	$6,000
Chairman and	2003	400,000	200,000		–	100,000	6,000
Chief Executive Officer	2002	400,000	545,000	(b)	–	125,000	6,000

Robert M. Holster (c)	2004	325,000	144,387		–	–	6,000
President and	2003	325,000	162,500		–	100,000	6,000
Chief Operating Officer	2002	325,000	162,500		–	125,000	6,000

William C. Lucia (d)	2004	225,000	124,000		–	–	6,000
President, Health	2003	225,000	132,500		–	50,000	6,000
Management Systems, Inc.	2002	225,000	128,250		–	100,000	4,875

Thomas G. Archbold (e)	2004	172,519	67,100		–	25,000	1,612
Senior Vice President and
Chief Financial Officer

(a)	Includes matching contributions under our 401(k) Plan.

(b)	Mr. Miller joined us as Chief Executive Officer and a director as of October 2, 2000, and is currently Chairman of the Board. Mr. Miller’s entire bonus for 2002 and 2001, after deduction for related payroll taxes, was applied to pay the first and second principal installments and accrued interest on his indebtedness to the Company arising from the purchase of shares of our Common Stock in January 2001. See “Employment Agreements”.

(c)	Mr. Holster joined us as President and Chief Operating Officer during 2001 and was appointed Chief Executive Officer effective May 1, 2005.

(d)	Mr. Lucia joined us in 1996 and was appointed President and Chief Operating Officer effective May 1, 2005.

(e)	Mr. Archbold joined us in 2002, was appointed Interim Chief Financial Officer on April 22, 2004 and was named Chief Financial Officer on January 12, 2005.

Employment Agreements

William F. Miller III – Chairman of the Board of Directors

     On November 4, 2003, we amended our employment agreement with Mr. Miller, which was originally entered into on October 2, 2000 (the Miller Agreement). The Miller Agreement provides for his employment through October 2, 2006 (the Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $400,000 per year. Mr. Miller is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Employment Term, in each case as may be determined by our Board of Directors in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors.

     On January 10, 2001, as a condition of Mr. Miller’s employment, our former Accelerated Claims Processing, Inc. subsidiary, a Delaware corporation, provided the financing for Mr. Miller to purchase directly from us 550,000 shares of Common Stock. The loan, in the principal amount of $721,785, bore interest at the rate of 6.5% per annum, and was payable annually in two equal installments commencing January 2002. The loan was a full recourse loan and was secured by the purchased shares and the shares issuable upon the exercise of stock options. Bonuses otherwise payable to Mr. Miller were applied to pay the first and second installments of principal and interest on Mr. Miller’s note to us in January 2002 and 2003, respectively. The loan is now fully repaid.

     Also in connection with his employment, on January 10, 2001, the Compensation Committee granted Mr. Miller options to purchase 750,000 shares of Common Stock at an exercise price of $1.31 per share (the then current market price), with options covering 100,000 shares vesting on the first anniversary of the grant, and options covering the remaining 650,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to our 1999 Long-Term Incentive Stock Plan.

     If we terminate Mr. Miller’s employment without “cause” or if his employment ceases within 45 days of a “change in control” of us (both as defined in the Miller Agreement), Mr. Miller will be entitled to a continuation of salary for 24 months and group medical insurance for 36 months following termination of employment. In addition, certain of his unvested options accelerate and certain restrictions on his Common Stock are eliminated in the case of a change in control.

Robert M. Holster – Chief Executive Officer

     On February 11, 2004, we amended our employment agreement with Mr. Holster, which was originally entered into on March 31, 2001 (the Holster Agreement). The Holster Agreement provides for his employment through April 2, 2007 (the Holster Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $325,000 per year. Effective May 1, 2005, with his promotion to Chief Executive Officer, Mr. Holster’s base salary was increased to $400,000 per year. Mr. Holster is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Holster Employment Term, in each case as may be determined by our Board of Directors in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors.

     Also in connection with his employment, on March 30, 2001, the Compensation Committee granted Mr. Holster options to purchase 700,000 shares of Common Stock at an exercise price of $1.19 per share (the then current market price), with options covering 100,000 shares vesting on the first anniversary of the grant, and options covering the remaining 600,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to our 1999 Long-Term Incentive Stock Plan.

     If we terminate Mr. Holster’s employment without “cause” or if his employment ceases within 45 days of a change in control of us (both as defined in the Holster Agreement), Mr. Holster will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate in the case of a change in control.

William C. Lucia – President and Chief Operating Officer

     On January 1, 2003, Mr. Lucia entered into an employment agreement (the Lucia Agreement) with us. The Lucia Agreement provides for his employment through January 1, 2006 (the Lucia Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $225,000 per year. Effective May 1, 2005, with his promotion to President and Chief Operating Officer, Mr. Lucia’s base salary was increased to $300,000 per year. Mr. Lucia is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Lucia Employment Term in an amount of 50% of base salary, in each case as may be determined by our Board of Directors in its sole discretion on the basis of meeting Health Management Systems business objectives established from time to time by our Board of Directors.

     Also in connection with his employment, Mr. Lucia is eligible for consideration by our Board of Directors for awards of stock options under any stock option plan that may be established by the Company for its and its subsidiaries’ key employees. The amount, if any, of shares for which options may be granted to Mr. Lucia is in the sole discretion of the Compensation Committee of our Board of Directors.

     If we terminate Mr. Lucia’s employment without “cause”, as defined in the Lucia Agreement, Mr. Lucia will be eligible to receive a continuation of salary and group medical insurance for 12 months following termination of employment.

Stock Options

     Our 1999 Long-Term Incentive Stock Plan allows grants of stock options and other rights relating to our Common Stock. In general, whether exercising stock options is profitable depends on the relationship between the Common Stock's market price and the option’s exercise price, as well as on the optionee’s investment decisions. Options that are "in the money" on a given date can become "out of the money" if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the optionee. The following two tables give more information on stock options.

Options Granted in the Last Year

     The following table sets forth selected option grant information for the year ended December 31, 2004 with respect to options awarded to our Chief Executive Officer and each of our three other most highly compensated executive officers.

	Type of Option Granted	Number of Options Granted	% of Total Options Granted to Employees (a)	Exercise Price Per Share	Expiration Date	Value at Assumed Annual Rates of Stock Price Appreciations for Option Term (b)
Name						5%	10%

Thomas G. Archbold	NQ	3,986	8.0%	$6.42	4/15/2014	$84,844	$215,012
	ISO	21,014	42.0%	6.42	4/15/2014	16,093	40,784

		25,000	50.0%			100,937	255,796

(a)	Represents individual option grant as a percentage of total options issued in the year ended December 31, 2004
(b)	The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the SEC, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of the Common Stock.

Stock Options Exercised in the Last Year and Related Period-ended Stock Option Values

     The following table sets forth selected stock option exercise information for the year ended December 31, 2004 and the number and value of stock options as of December 31, 2004 relating to our Chief Executive Officer and each of our other three most highly compensated executive officers.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Period-End		Value of Unexercised Options at Period-End (a)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

William F. Miller III	–	$–	1,016,667	33,333	$7,360,585	$202,665
Robert M. Holster	–	–	966,667	33,333	7,060,085	202,665
William C. Lucia	50,008	260,000	305,834	16,666	1,812,771	101,329
Thomas G. Archbold	26,666	101,787	30,002	33,332	148,693	142,228

(a)	Value of unexercised “in the money” options is determined by multiplying the number of shares subject to such options by the difference between the exercise price per share and $9.00, the closing price per share of the Common Stock on The NASDAQ National Market on December 31, 2004.

Equity Compensation Plan Information

     The following table summarizes the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding warrants, options and rights (a)	Weighted-average exercise price of outstanding warrants, options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c) (2)

Equity Compensation Plans
approved by Shareholders (1)	3,831,009	$3.32	1,061,566

Equity Compensation Plans not
approved by Shareholders (3)	1,450,000	$1.25	–

Total	5,281,009	$2.75	1,061,566

(1)	This includes options to purchase shares outstanding: (i) under the 1999 Long-Term Incentive Stock Plan, (ii) the 1995 Non-Employee Director Stock Option Plan, and (iii) 250,000 options approved by shareholders and granted to a director in June 2002.

(2)	Of these shares: (i) 988,066 shares remain available for future issuance under our 1999 Long-Term Incentive Stock Plan, and (ii) 73,500 shares remain available for issuance under the 1995 Non-Employee Director Stock Option Plan.

(3)	Options issued under plans not approved by shareholders include (i) 750,000 options granted in January 2001 to our Chairman and Chief Executive Officer in connection with his joining us, and (ii) 700,000 options granted in March 2001 to our President and Chief Operating Officer in connection with his joining us.

401(k) Plan

     Effective November 1, 1997, we established a 401(k) Plan to replace our terminated profit sharing plan. The 401(k) Plan permits an employee to contribute a portion of the employee’s compensation, subject to certain limitations. At our discretion, we may make annual contributions to the 401(k) Plan for the benefit of participating employees. For the fiscal years ended December 31, 2004, 2003 and 2002, 401(k) Plan expense was $609,000, $467,000 and $451,000, respectively.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised of Richard H. Stowe, William W. Neal, and James T. Kelly, each of whom is a non-employee director of the Company. No member of this Committee was at any time during fiscal year 2004 or at any other time an officer or employee of ours. None of our executive officers served on the Compensation Committee of another entity or on any other committee of the Board of Directors of another entity performing similar functions during our last fiscal year.

     Notwithstanding contrary statements set forth in any of our previous filings under the Securities Act of 1933 (the Securities Act) or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report, the Audit Committee Report and the performance graph set forth below shall not be incorporated by reference into such future filings.

Compensation Committee Report on Executive Compensation

     This report provides an explanation of the philosophy underlying our executive compensation program and details on how decisions were implemented during fiscal year 2004 regarding the compensation paid to our executive officers.

     Our mission is to be a significant provider of quality services in the markets we serve. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, we must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units during periods of both favorable and unfavorable business conditions.

     Our executive compensation program is a critical management tool in achieving this goal. “Pay for performance” is the underlying philosophy for our executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee of the Board of Directors, which is comprised entirely of non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct correlation in the short-term between executive performance and share price.

     The program is designed and administered to:

  reward individual and team achievements that contribute to the attainment of our business goals; and
  provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of our performance.

     In seeking to link executive pay to corporate performance, the Compensation Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders’ equity. The Compensation Committee may also consider qualitative corporate and individual factors which it believes bear on increasing our long-term value to our shareholders. These include: (i) revenue growth; (ii) increases in operating income; (iii) the attainment of specific financial goals; (iv) the development of competitive advantages; (v) the ability to deal effectively with the growing complexity of our businesses; (vi) success in developing business strategies, managing costs, and improving the quality of our services as well as customer satisfaction; (vii) execution of divestitures, business unit closures, acquisitions, and strategic partnerships, (viii) implementation of operating efficiencies, and (ix) the general performance of individual job responsibilities.

     Our executive compensation program consists of: (i) a base salary; (ii) an annual bonus; and (iii) a long-term incentive represented by stock options.

     Compensation of Executive Officers

     Salary. In determining the amount of compensation to be paid to our executive officers, the Compensation Committee adheres to long established compensation policies pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive’s compensation in relation to our other executives with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, we retain professional consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual executives (and the remainder of our employees) are classified and the pay ranges with which their jobs are associated.

     Bonus. Bonuses are intended to reward both overall corporate performance and an individual’s participation in attaining such performance. From time to time, bonuses are also awarded to augment base salary when a determination has been made that an executive’s salary is not competitive in light of the factors discussed above.

     Stock Options. The longer-term component of our executive compensation program consists of stock options. The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an option exercise) at a price equal to or greater than the market price of the Common Stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the term of the option. Generally, a portion of the options vest over a period of several years and expire no later than ten years after grant. Stock options are granted upon the recommendation of management and approval of the Compensation Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer.

     Compensation of the Chief Executive Officer

     Determination of our compensation of William F. Miller III, our Chief Executive Officer during fiscal year 2004, takes into account the factors described above as pertinent to the remainder of our executives and employees, while also taking into consideration the proprietary nature of our business and efforts expended in connection with development of our business strategy and service development activities. The Compensation Committee more specifically took into account Mr. Miller’s (i) success in growing revenues, (ii) success in improving operating income compared to the prior year and in general, progressively during the year, (iii) achievement of certain specified financial targets, and (iv) success in leading and strengthening the executive team and the operating management teams. The Compensation Committee also took into account the amount of Mr. Miller’s compensation relative to chief executive officers of comparable companies.

     Other

     Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of our executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

COMPENSATION COMMITTEE

Richard H. Stowe, Chairman James T. Kelly William W. Neal

Report of Audit Committee

     In accordance with its Charter, the Audit Committee of the Board of Directors, among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. Prior to March 3, 2004, the Audit and Compliance Committees were joined as one committee. That committee held one meeting in fiscal year 2004 before the committee was split. After March 3, 2004, the Audit Committee met five times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with our Chief Executive Officer and Chief Financial Officer and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also discussed with senior management, including our Chief Financial Officer, and the independent auditors the quality and adequacy of our internal controls and organization and responsibilities. The Audit Committee reviewed with both the independent auditors and our Chief Financial Officer their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of our financial statements. The Audit Committee has considered whether the provision of nonaudit services by our independent auditor is compatible with the auditor’s independence.

     The Audit Committee reviewed our audited financial statements as of and for the fiscal year ended December 31, 2004 with management. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

AUDIT COMMITTEE

Randolph G. Brown, Chairman James T. Kelly Richard H. Stowe

Shareholder Return Performance Graphs

     The graph presented below provides a comparison between the cumulative total shareholder return (assuming the reinvestment of dividends) on the Common Stock since October 1999 and The NASDAQ U.S. companies index, The NASDAQ computer and data processing service companies index, and The NASDAQ health service companies index, over the same period. The graph assumes the investment of $100 in the Common Stock and in each of the indices.

	Oct-99	Oct-00	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
HMSY	100	35	35	73	84	93	209
Nasdaq US Composite	100	113	82	65	45	68	74
Nasdaq Computer & Data Processing Services Stocks	100	107	72	58	40	53	58
Nasdaq Health Services Stocks	100	141	161	175	150	230	290

Certain Relationships

     Galen D. Powers, a director since 1992, is the Senior Founder of Powers, Pyles, Sutter & Verville, P.C. (PPSV), a law firm specializing in healthcare and hospital law, which has provided legal and advisory services to us for many years. We expect PPSV to continue providing similar services in the future. The annual fees we have paid to PPSV have not been reportable under applicable SEC rules. As required by the current listing standards of The NASDAQ National Market, we review all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by our Audit Committee.

Other Business

     As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

Shareholder Proposals for 2006 Annual Meeting

     Any shareholder proposals intended to be presented at our 2005 Annual Meeting of Shareholders must be received by the Secretary, HMS Holdings Corp., 401 Park Avenue South, New York, New York 10016, no later than January 4, 2006 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to such meeting. Shareholder communications to the Board of Directors, including any such communications relating to director nominees, may also be addressed to our Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. Our Secretary will forward the substance of meaningful shareholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

     Moreover, with regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement but seeking to have such proposal considered at the 2006 Annual Meeting, if such shareholder fails to notify us in the manner set forth above of such proposal no later than March 20, 2006 then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2006 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the Proxy Statement for the 2006 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our certificate of incorporation and by-laws, and (iii) applicable New York law.

Annual Report

     Our 2004 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent certified public accountants.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Miller III Chairman of the Board of Directors

Dated: May 4, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE

(THIS PAGE INTENTIONALLY LEFT BLANK)

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:	☐	☐	2.	Ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005.	☐	☐	☐
	Nominees: 01. Robert M. Holster, 02. William F. Miller III 03. William W. Neal, 04. Ellen A. Rudnick 05. Richard H. Stowe
				3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

Signature _________________________________ Signature _________________________________ Date ______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/hmsy Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.hmsholdings.com

HMS HOLDINGS CORP.
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints William F. Miller III and Robert M. Holster, and any one of them, as proxies, to vote all shares of Common Stock of HMS Holdings Corp. (the Company) held of record by the undersigned as of April 15, 2005, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York 10016 on Friday, June 3, 2005, at 10:00 A.M. and any adjournments thereof, upon the following matters:

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE HEREOF. IN THEIR DESCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

HMS HOLDINGS CORP.

Annual Meeting of Shareholders
June 3, 2005
401 Park Avenue South
New York, NY 10016